Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES FIRST QUARTER 2010

FINANCIAL RESULTS AND RAISES FULL YEAR 2010 OUTLOOK

~ First Quarter Net Sales Increased 22.1% to $151.2 Million ~

~ First Quarter Net Income Increased 36.8% to $7.0 Million, or $0.25 Per Diluted Share ~

~ Comparable Store Net Sales Increased 8.0% for the First Quarter ~

~ Company Announces Plans to Expand into Canada~

TOANO, VA, April 28, 2010 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced financial results for the first quarter ended March 31, 2010, and provided updates to its outlook for 2010.

First Quarter Results

Net sales increased $27.3 million, or 22.1%, to $151.2 million in the first quarter of 2010 from $123.9 million in the first quarter of 2009. Comparable store net sales for the first quarter of 2010 increased 8.0%, as strong consumer demand drove sales volume. In the first quarter of 2009, comparable store net sales had decreased 5.8%. Non-comparable store net sales increased $17.4 million in the first quarter of 2010 over the prior year period. The Company opened 11 new stores during the first quarter of 2010.

Gross margin was 35.4% for the first quarter of 2010, a decrease from 36.0% in the first quarter of 2009. Gross margin was adversely impacted by certain shifts in sales mix, increased product costs, including domestic transportation and finishing costs, and selected promotional pricing designed to generate incremental consumer traffic.

Selling, general and administrative (SG&A) expenses were $42.2 million, or 27.9% of net sales, for the first quarter of 2010 compared to $36.3 million, or 29.3% of net sales, for the first quarter of 2009. The decrease in SG&A expenses as a percentage of net sales for the first quarter of 2010 primarily reflect leverage in advertising, as well as reductions in legal, professional and other expenses, partially offset by the costs of store base expansion and infrastructure investments.

Net income increased 36.8% to $7.0 million, or $0.25 per diluted share, in the first quarter of 2010 compared to $5.1 million, or $0.19 per diluted share, in the first quarter of 2009. The effective tax rate was 38.8% in the first quarter of 2010 compared to 39.3% in the first quarter of 2009.

Jeffrey W. Griffiths, President and Chief Executive Officer, commented, “We experienced a strong start to 2010, delivering record quarterly sales, traffic and store openings in the first quarter. Customers continued to respond to our value proposition of price, selection, quality and availability, which helped to drive traffic and net sales growth throughout the quarter. Additionally, we believe that our “never-out-of-stock” inventory program and continued focus on improving inventory management helped drive our sales during the first quarter. We are pleased with our ability to significantly expand operating margin. Although gross margin contracted due to some of our efforts to drive top line growth, our net sales gains produced additional SG&A leverage, and we increased our operating margin to 7.5% of net sales from 6.7% in the first quarter of last year. Further, we continued to gain share in the highly fragmented hardwood flooring market as we expanded into six new markets in the first quarter. Overall, we are pleased with the positive momentum that we have built to date in 2010 and expect to continue driving growth throughout the remainder of the year.”

Company Outlook

Based on first quarter results and current trends, the Company increased its net sales guidance for the full year to a range of $630 million to $650 million, from the previous range of $620 million to $645 million. The Company continues to expect comparable store net sales for the year to increase in the low to mid-single digits.

The Company also announced its plans to enter Canada in the fourth quarter of 2010. The expansion into Canada is included in the Company’s anticipated 36 to 40 total new store openings for 2010. The Canadian expansion is expected to increase 2010 capital expenditures by approximately $2.0 million to $3.0 million, bringing total 2010 capital expenditures to a range of $17 million to $21 million. The Company expects to be free cash flow positive for the year.

The Company now anticipates full year 2010 earnings per diluted share in the range of $1.13 to $1.23, including a loss of approximately $0.02 per diluted share related to the Canadian expansion. The Company had previously expected a range of $1.10 to $1.20 per diluted share. The earnings per diluted share range continues to be based on a diluted share count of approximately 28.4 million shares and an effective tax rate in the range of 38.5% to 38.8%.

Mr. Griffiths concluded, “As we look forward, we believe that we can continue to enhance our value proposition and grow our market share. Importantly, the flexibility of our business model enables us to continue to expand operating margin while making strategic investments in our business. We are very excited to be extending our footprint beyond the U.S. into Canada. We think this is a natural next step in our expansion strategy and that our value proposition will resonate strongly with Canadian consumers. Finally, we continue to expect to see steadily improving macro economic trends, with consumer demand beginning to strengthen, and we believe that these trends will continue to have a positive impact on our business.”

Conference Call and Webcast Information

The Company plans to host a conference call and audio webcast on April 28, 2010, at 10:00 a.m. Eastern Time. The conference may be accessed by dialing (877) 407-9039 or (201) 689-8470. A replay will be available approximately one hour after the call through May 12, 2010 and may be accessed by dialing (877) 660-6853 or (201) 612-7415 and entering account number 3055 and conference ID number 349222. The live conference call and replay can also be accessed via audio webcast at the Investor Relations section of the Company’s website, www.lumberliquidators.com.

About Lumber Liquidators

Lumber Liquidators is the largest specialty retailer of hardwood flooring in the United States. With more than 195 stores and 340 varieties of flooring, including solid and engineered hardwood, bamboo, cork and laminate, and featuring premier brands such as Bellawood (which features a 50-year warranty), Dream Home, Schön, Virginia Mill Works, and Morning Star, Lumber Liquidators has one of the most extensive selections of prefinished and unfinished hardwood flooring in the industry. Its hardwood line is made up of more than 25 domestic and exotic wood species in both prefinished and unfinished brands of various lengths and widths. Flooring experts in every store provide consumers with useful product information and answers to all of their flooring questions.

While keeping costs down is part of the Company’s philosophy, Lumber Liquidators is also committed to offering high-quality, name-brand products that it stands behind with confidence.

Forward-Looking Statements

This press release and accompanying financial tables may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act. These statements are based on currently available information as of the date of such statements and are subject to risks and uncertainties that may cause actual results to differ. The Company specifically disclaims any obligation to update these statements, which speak only as of their respective dates, except as may be required under the federal securities laws. Information regarding these additional risks and uncertainties is contained in the Company’s most recent periodic filings with the Securities and Exchange Commission.

For further information contact:

Lumber Liquidators	FD
Daniel Terrell/Ashleigh McDermott	Leigh Parrish/Jessica Greenberger
Tel: 757.566.7512	Tel: 212.850.5600

(Tables Follow)

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current Assets:
Cash and Cash Equivalents	$50,654	$35,675
Merchandise Inventories	131,049	133,342
Prepaid Expenses	5,405	5,988
Other Current Assets	4,857	4,356

Total Current Assets	191,965	179,361
Property and Equipment, net	24,055	20,491
Deferred Income Taxes	2,134	2,002
Other Assets	4,011	4,026

Total Assets	$222,165	$205,880

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$25,612	$32,608
Customer Deposits and Store Credits	15,127	9,805
Accrued Compensation	6,157	4,512
Sales and Income Tax Liabilities	6,709	2,770
Other Current Liabilities	9,469	5,566

Total Current Liabilities	63,074	55,261
Deferred Rent	2,335	2,185

Stockholders’ Equity:
Common Stock ($0.001 par value; 35,000,000 authorized; 27,296,968 and 27,234,222 outstanding, respectively)	27	27
Additional Capital	96,080	94,726
Retained Earnings	60,649	53,681

Total Stockholders’ Equity	156,756	148,434

Total Liabilities and Stockholders’ Equity	$222,165	$205,880

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Income

(in thousands, except share data and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Net Sales	$151,195	$123,852
Cost of Sales	97,691	79,290

Gross Profit	53,504	44,562

Selling, General and Administrative Expenses	42,213	36,295

Operating Income	11,291	8,267

Interest and Other Income, net	(93)	(122)

Income Before Income Taxes	11,384	8,389

Provision for Income Taxes	4,416	3,296

Net Income	$6,968	$5,093

Net Income per Common Share—Basic	$0.26	$0.19

Net Income per Common Share—Diluted	$0.25	$0.19

Weighted Average Common Shares Outstanding:
Basic	27,283,296	26,797,185
Diluted	28,180,265	27,176,650

Lumber Liquidators Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities:
Net Income	$6,968	$5,093
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,325	1,164
Stock-Based Compensation Expense	693	802
Changes in Operating Assets and Liabilities:
Merchandise Inventories	2,293	(17,776)
Accounts Payable	(8,282)	9,634
Customer Deposits and Store Credits	5,322	7,280
Prepaid Expenses and Other Current Assets	82	553
Other Assets and Liabilities	9,500	5,527

Net Cash Provided by Operating Activities	17,901	12,277

Cash Flows from Investing Activities:
Purchases of Property and Equipment	(3,583)	(1,275)

Net Cash Used in Investing Activities	(3,583)	(1,275)

Cash Flows from Financing Activities:
Proceeds from the Exercise of Stock Options	437	13
Excess Tax Benefits on Stock Option Exercises	337	—
Common Stock Purchased Pursuant to Equity Compensation Plans	(113)	(30)
Other	—	(1)

Net Cash Provided by (Used in) Financing Activities	661	(18)

Net Increase in Cash and Cash Equivalents	14,979	10,984
Cash and Cash Equivalents, Beginning of Period	35,675	35,139

Cash and Cash Equivalents, End of Period	$50,654	$46,123